Exhibit 10.1

AMENDMENT NO. 1 TO THE

LEGGETT & PLATT, INCORPORATED

2005 EXECUTIVE STOCK UNIT PROGRAM

As amended, effective December 31, 2007

The Compensation Committee of the Leggett & Platt, Incorporated Board of Directors (the “Committee”) on May 8, 2008 adopted Amendment No. 1 to the Leggett & Platt, Incorporated 2005 Executive Stock Unit Program, as amended, effective December 31, 2007 (the “Program”).

The Committee amended Section 4.6 to read in its entirety as follows:

4.6 Additional Matching Contributions. The Company will make an Additional Matching Contribution equal to a percentage of the Participant’s Contribution for the applicable Calendar Year if the Company’s return on net assets (“RONA”) for the Calendar Year is at least 10%. RONA will be calculated in the same manner as it is calculated under the Company’s Key Management Incentive Plan for a given year. The Additional Matching Contribution will begin at 5% of the Participant’s Contribution for the applicable Calendar Year if the Company’s RONA is 10% and increase ratably to a maximum 50% of the Participant’s Contribution if the Company’s RONA is at least 16%. Such Contribution will be credited to the Account of each Participant who was employed as of the last business day of the Calendar Year, plus each Participant whose employment terminated prior to such date (a) due to Disability or death, or (b) after the Participant has attained 55 years of age and has at least 5 Years of Vesting Service. Additional Matching Contributions, if any, will be credited to the Participant’s Account after the end of the Calendar Year when the amount has been determined.